FOR IMMEDIATE RELEASE                                CONTACT:Jennifer L. Tweeton
96-04                                                              (713)599-9015

AMERICAN RESIDENTIAL ACQUIRES $50 MILLION OF REVENUE

(HOUSTON) December 12, 1996 -- American Residential Services, Inc. (NYSE - "ARS"), the nation's leading provider of residential maintenance, repair and installation services, today announced it had closed six acquisitions with aggregate revenues for 1996 estimated at approximately $50 million.

The companies acquired and the metropolitan areas each serves are Metro Heating and Air Conditioning, Inc. in the Raleigh/Durham, North Carolina area; Annandale and Fairfax Air Conditioning & Heating, Inc. and Keenan Mechanical Services, Inc. (collectively, "Keenan") in the Washington, D.C. area; Korte Electric, Inc. in Fort Wayne, Indiana; Kranz Heating & Cooling and Ross Heating and Cooling (collectively "Kranz") in Chicago; Ted's Plumbing, Inc. in Ft. Lauderdale; and DeMoss Air Conditioning Service, Inc. in Miami. Kranz will be accounted for as a pooling-of-interests transaction, and the other five as purchase transactions. Terms of the transactions were not disclosed.

Kranz provides residential and light commercial air conditioning and heating repair, maintenance and replacement services. Metro, Keenan and DeMoss provide similar repair, maintenance and replacement services along with new installation services. Korte provides residential and light commercial air conditioning, heating, electrical and plumbing repair, maintenance, replacement and installation services, and Ted's Plumbing provides plumbing repair and maintenance services in Ft. Lauderdale.

"These six companies both strategically position our Company in four new, large markets, Raleigh/Durham, Chicago, Miami and Ft. Wayne, and also expand our existing coverage and service capabilities in markets we currently serve," Cliff Wright, President and Chief Executive Officer stated. "The acquisitions of these fine companies fit our strategy of targeting the leaders in the larger metropolitan markets and acquiring proven operating management."

American Residential Services is the largest publicly held company in the United States engaged primarily in providing comprehensive maintenance, repair, replacement and new equipment installation services for heating, air conditioning, plumbing, electrical, indoor air quality and major home appliances for residential customers.

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